Exhibit 99.1

Zosano Pharma Announces Sale of Non-Strategic Asset

FREMONT, Calif., November 22, 2016 (GLOBE NEWSWIRE) — Zosano Pharma Corporation (NASDAQ: ZSAN), an emerging central nervous system company focused on providing rapid symptom relief to patients using the Company’s proprietary intracutaneous delivery system, today announced that it has sold all of its interest in Zosano, Inc. for an aggregate cash purchase price of $225,000. Zosano Pharma Corporation acquired 99.9% of the issued and outstanding common stock of Eco Planet Corp. (which was subsequently renamed Zosano, Inc.) in October 2013. Zosano, Inc. is a shell company with no operations and no assets. The business and operations of Zosano Pharma Corporation, therefore, are unchanged by this transaction. Following this sale, Zosano, Inc. is no longer a subsidiary of Zosano Pharma Corporation and Konstantinos Alataris, Ph.D. resigned his positions as the sole officer and director of Zosano, Inc.

Dr. Alataris continues to serve as the President and Chief Executive Officer of Zosano Pharma Corporation and as a member of its Board of Directors. The Company’s ongoing phase III clinical trial for M207 as an acute treatment for migraine continues to progress as planned, with results expected in the first quarter of 2017, as previously announced.

About Zosano Pharma

Zosano Pharma Corporation is an emerging CNS company focusing on providing rapid symptom relief to patients using known therapeutics and altering their delivery profile using the Company’s proprietary intracutaneous delivery system. The Company’s goal is to make intracutaneous drug delivery a standard of care for delivering drugs requiring fast onset of action. Zosano Pharma has developed its proprietary intracutaneous delivery system to administer proprietary formulations of existing drugs through the skin for the treatment of a variety of indications. The Company believes that its intracutaneous delivery system offers rapid and consistent drug delivery combined with ease of use. The Company is focused on developing products that deliver established molecules with known safety and efficacy profiles for markets where patients remain underserved by existing therapies. Zosano Pharma anticipates that many of its current and future development programs may enable the Company to utilize a regulatory pathway that would streamline clinical development and accelerate the path towards commercialization. Learn more at www.zosanopharma.com.

Zosano Contact:

Georgia Erbez

Chief Business Officer and

Interim Chief Financial Officer

510-745-1200

Investor Contact:

Jamien Jones

Blueprint Life Science Group

415-375-3340 x 5

jjones@bplifescience.com